                                                                 Exhibit 10(lll)


                                 THIRD AMENDMENT
                                       TO
                        OPTISON PRODUCT RIGHTS AGREEMENT


         THIS THIRD AMENDMENT to that certain Optison Product Rights Agreement ("Amendment") is made as of the 6th day of August, 2001, by and between Mallinckrodt Inc., a Delaware corporation, with its principal place of business at 675 McDonnell Boulevard, P.O. Box 5840, St. Louis, Missouri 63134 ("Mallinckrodt"), and Molecular Biosystems, Inc., a Delaware corporation ("MBI"), with its principal place of business at 9333 Genesee Avenue, Suite 300, San Diego, California 92121.

                                    RECITALS

         A. Mallinckrodt and MBI are parties to the Optison Product Rights Agreement, dated as of May 8, 2000, as previously amended by the First Amendment thereto, dated August 7, 2000, and by the Second Amendment thereto, dated as of October 13, 2000 (such agreement, as so amended, being hereinafter referred to as "OPRA").

         B. MBI has been acquired by Alliance Pharmaceutical Corp., a New York corporation ("Alliance"), and MBI is, as of the date of this Amendment, a wholly-owned subsidiary of Alliance. MBI has retained, as between Alliance and MBI, all rights in and to OPTISON and the related Patents and Know-How (as each such term is defined in OPRA). Alliance has consented to the execution, delivery and performance of this Amendment by MBI.

         C. Mallinckrodt has decided to exit the business of marketing and selling Optison (the "Business"). As a result of such decision, the parties have agreed to modify the provisions of OPRA in the manner provided for herein.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend OPRA as follows:

         1. DEFINITIONS. Unless otherwise specifically provided herein, all terms used in this Amendment with initial capital letters shall be defined in the same manner as provided for in Article 1 of OPRA.

         2. EXITING THE BUSINESS. Mallinckrodt intends to exit the Business on or before December 31, 2001. Mallinckrodt will continue to manufacture OPTISON for an indefinite time period following December 31, 2001, to fill orders placed by Nycomed Amersham Imaging ("Nycomed").

         3. CERTAIN PAYMENTS COMPLETED. The parties agree that all payments to either Mallinckrodt or MBI pursuant to Section 3.01 and 3.02 have been made in their entirety.

         4. CHUGAI MILESTONE. Section 3.03 of OPRA is deleted in its entirety. Mallinckrodt waives any and all rights to any milestone payments under the Chugai Agreement.

---------
* Indicates confidential information which has been omitted and filed separately with the Securities and Exchange Commission.

         5. ROYALTY OBLIGATIONS. The obligation of Mallinckrodt to pay royalties on sales of OPTISON and other Ultrasound Contrast Products, as provided for in Article 5 of OPRA, is amended as follows:

(a) Concurrent with the execution of this Agreement, Mallinckrodt will pay an agreement modification fee to MBI in the amount of $5,000,000 and any royalties accrued through June 30, 2001. Mallinckrodt will make such payment by means of wire transfer pursuant to instructions provided by MBI.

(b) The introductory clause in Section 5.02 of OPRA is deleted in its entirety and the following is inserted in lieu thereof:

"Mallinckrodt shall pay MBI a royalty of (1) * of any Net Sales of OPTISON and other Ultrasound Contrast Products * during the period beginning on October 1, 2001, and ending on September 30, 2002, and (2) * of any Net Sales of OPTISON and other Ultrasound Contrast Products * during the period beginning on October 1, 2002, and ending on September 30, 2003, when such sales are made by:"

Subsections (a), (b) and (c) of Section 5.02 are not amended.

(c) In consideration of (1) the payment by Mallinckrodt of the fee and royalties to MBI as provided for in subsections (a) and (b) above, and (2) the waiver by Mallinckrodt of all rights to the Chugai Milestone, MBI releases and forever discharges Mallinckrodt from any and all other royalty obligations relating in any manner whatsoever to (i) the Patents and/or the Know-How and
(ii) OPTISON and/or any other Ultrasound Contrast Product. Upon payment of the fee and royalties by Mallinckrodt to MBI as provided for in subsections (a) and
(b) above and subject to the terms and conditions of OPRA, as hereby amended, the licenses granted to Mallinckrodt under Sections 4.01 and 4.02 of OPRA shall be deemed exclusive, royalty-free, and perpetual, and shall otherwise continue in accordance with their respective terms. These licenses are non-cancelable except as provided in Article 11.

(d)      Section 5.03 of OPRA is deleted in its entirety.

(e)      Section 5.04 of OPRA is amended as follows:

         (i) The first sentence of Section 5.04(a) is deleted in its entirety and is replaced with the following: "Within * after September 30, 2002, and September 30, 2003, respectively, Mallinckrodt shall deliver to MBI a true and accurate report of the Net Sales of OPTISON or other Ultrasound Contrast Products sold during the preceding 12 month period and for which royalties are payable pursuant to Section 5.02."

         (ii)     The third and fourth sentences of Section 5.04(a) are deleted.

         (iii) Section 5.04(b) is deleted in its entirety and is replaced with the following: "Mallinckrodt shall pay MBI in U.S. Dollars the full amount of all royalty payments due under Section 5.02 of this Agreement, if any, with each annual report call for by subsection (a)."


---------
* Indicates confidential information which has been omitted and filed separately with the Securities and Exchange Commission.

         (iv) The second sentence of Section 5.04(c) is amended by replacing the words "calendar quarter" with "12 month period."

(f)      The provisions of Section 5.05 of OPRA will remain in effect, except
(1) Mallinckrodt will have no obligation to make any royalty payments under the Feinstein License Agreement to MBI against royalty prepayments previously made by MBI to Dr. Feinstein, and (2) the obligations of Mallinckrodt under Section 5.05(c) of OPRA, as clarified in Section 1 of the First Amendment to OPRA, to use good faith efforts to utilize the * between such parties, and to repay all or part of such advance to MBI under the circumstances provided for in the First Amendment to OPRA, are terminated.

         6. MANUFACTURING; CLINICAL DEVELOPMENT; PATENT MAINTENANCE AND PROSECUTION. MBI releases Mallinckrodt from any and all obligations relating to the manufacture of OPTISON (Article 6 of OPRA) except for the obligations imposed under Section 6.06 with respect to OPTISON that is manufactured by Mallinckrodt, development of OPTISON (Article 7 of OPRA), and patent prosecution and maintenance (Article 8 of OPRA), although Mallinckrodt will attempt to transfer obligations for patent maintenance and prosecution to Nycomed, including obligations to maintain patents licensed to MBI pursuant to the Restated License Agreement dated as of June 1, 1989 between MBI and Dr. Steven Feinstein. If Nycomed does not agree in writing to maintain all such patents or to prosecute patent applications within 90 days of the date of this Amendment, MBI may elect in its sole discretion and at its sole expense to maintain and/or prosecute such patents, but shall have no obligation to do so.

         7. INTELLECTUAL PROPERTY DISPUTES AND INDEMNIFICATION. Mallinckrodt will continue to perform the obligations provided for in Section
9.01 of OPRA (intellectual property disputes). Section 9.02 of OPRA is deleted, and MBI waives and releases Mallinckrodt from any obligations thereunder.

         8. TRANSITIONAL AND OTHER MATTERS. The obligations of Mallinckrodt under Article 10 of OPRA are terminated, except that (a) Mallinckrodt will continue to be responsible for severance payments to the Outsourcing Employees on the terms provided for in Section 10.04, (b) the obligations of Section 10.03 shall remain in effect, and (c) Mallinckrodt will continue to honor the indemnification provisions set forth in Section 10.05. Consistent with the foregoing, Sections 10.01 and 10.02 of OPRA are deleted.

         9. TERMINATION RIGHTS. Section 11.02(b) of OPRA is amended by replacing "60 days" with "90 days."

         10. ASSIGNMENT. With respect to Article 12 of OPRA, MBI hereby consents to the assignment by Mallinckrodt to Nycomed (or its designees) of any and all rights and obligations of Mallinckrodt under OPRA, as hereby amended, and hereby waives any requirement that Mallinckrodt guarantee the performance of this Agreement by such assignee; provided, that to the extent Mallinckrodt assigns any obligations under OPRA to Nycomed (or its designees), the foregoing consent and waiver by MBI is conditioned upon the assumption of such obligations by Nycomed.

         11.      RELEASES.


---------
* Indicates confidential information which has been omitted and filed separately with the Securities and Exchange Commission.

(a) Except as specifically provided in this Amendment, MBI releases Mallinckrodt, its Affiliates, and their respective current and former officers, directors, employees, agents and attorneys from any and all claims arising under or in connection with OPRA, any predecessor or related agreement with Mallinckrodt, or otherwise relating to OPTISON. Neither MBI nor its Affiliates will assert, or assist others in asserting, any claims released under this Section.

(b) Except as specifically provided in this Amendment, Mallinckrodt releases MBI, its Affiliates, and their respective current and former officers, directors, employees, agents and attorneys from any and all claims arising under or in connection with OPRA, any predecessor or related agreement with MBI, or otherwise relating to OPTISON. Neither Mallinckrodt nor its Affiliates will assert, or assist others in asserting, any claims released under this Section.

         12. COOPERATION. MBI and Mallinckrodt will continue to cooperate with each other in the manner and instances provided for in OPRA. Without limiting the generality of the foregoing, MBI will assist Mallinckrodt in transferring the Business (and any related Patent Rights and Know-How) to Nycomed or its designees. Mallinckrodt will reimburse any reasonable out-of-pocket costs or expenses incurred by MBI in providing such assistance.

         13. PUBLIC DISCLOSURE. Neither MBI nor Alliance will issue a press release or make any other public disclosure regarding the terms of this Amendment without the prior written approval of Mallinckrodt, which approval will not be unreasonably withheld, unless otherwise required by law.

         IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized officers on the date first above written.


MALLINCKRODT INC.                        ALLIANCE PHARMACEUTICAL CORP.



By:   /s/ Mark Thom                      By:  /s/ Theodore D. Roth
    -----------------------------------     ------------------------------------
    Mark Thom                               Theodore D. Roth
    President, Imaging Division             Chairman and Chief Operating Officer


---------
* Indicates confidential information which has been omitted and filed separately with the Securities and Exchange Commission.